TERMINATION AGREEMENT AND RELEASE

THIS TERMINATION AGREEMENT AND RELEASE (the “Agreement”) is by and between H. Davis Thames (“Mr. Thames”) and Cheniere Energy, Inc. (“Cheniere”), a Delaware Corporation having its principal place of business in Houston, Texas.
WITNESSETH:
WHEREAS, pursuant to the Cheniere Energy, Inc. 2011 Restricted Stock Plan Grant, dated August 9, 2012, by and between Cheniere and Mr. Thames (the “2012 Restricted Stock Grant”), Cheniere granted to Mr. Thames 500,000 shares of common stock, subject to vesting and the other terms and conditions described in the 2012 Restricted Stock Grant and the Cheniere Energy, Inc. 2011 Incentive Plan (the “Incentive Plan”), of which 225,000 shares have vested and 275,000 shares remain unvested (the “2012 Unvested Restricted Stock”);
WHEREAS, pursuant to the Cheniere Energy, Inc. Long-Term Commercial Cash Award, dated August 9, 2012, between Cheniere and Mr. Thames (the “2012 Cash Award”), Cheniere awarded to Mr. Thames a cash bonus in the amount of $3,000,000 as a Long-Term Commercial Cash Award, subject to vesting and the other terms and conditions of the Cheniere Energy, Inc. 2011-2013 Bonus Plan (the “Bonus Plan”) and the 2012 Cash Award, of which $1,200,000 have vested and $1,800,000 remain unvested (the “2012 Unvested Cash”);
WHEREAS, pursuant to the Cheniere Energy, Inc. 2011 Restricted Stock Plan Grant, dated February 18, 2013, between Cheniere and Mr. Thames (the “2013 Restricted Stock Grant”), Cheniere granted to Mr. Thames 900,000 shares of common stock, subject to vesting and the other terms and conditions described in the 2013 Restricted Stock Grant and the Incentive Plan, of which 480,000 shares have vested and 420,000 remain unvested (the “2013 Unvested Restricted Stock”);
WHEREAS, effective as of January 14, 2014, (i) Mr. Thames ceased to serve as the Senior Vice President and Chief Financial Officer of Cheniere, (ii) Mr. Thames ceased to serve as the Senior Vice President and Chief Financial Officer and a Director of Cheniere Energy Partners GP, LLC and (iii) Mr. Thames ceased to serve as the Chief Financial Officer and a Director of Cheniere Energy Partners LP Holdings, LLC;
WHEREAS, on February 7, 2014, Mr. Thames gave written Notice of Termination for Good Reason pursuant to the 2012 Restricted Stock Grant, the 2012 Cash Award, and the 2013 Restricted Stock Grant to Cheniere and its non-public subsidiaries, Cheniere Energy Partners GP, LLC, and Cheniere Energy Partners LP Holdings, LLC;
WHEREAS, Mr. Thames and Cheniere desire to define their respective rights and obligations for the future and avoid the expense, delay and uncertainty attendant to disputes, if any, which may arise from Mr. Thames’s employment or termination of employment;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Thames and Cheniere agree:
1.Termination for Good Reason. Mr. Thames has submitted a notice to terminate his employment with Cheniere and its Affiliates (as such term is used herein, as defined in the Incentive Plan) for Good Reason (as defined in the 2012 Restricted Stock Grant and 2012 Cash Award), and, pursuant to this Agreement, Cheniere hereby waives any challenge to this notice, as well as the opportunity to cure and accepts Mr. Thames’ termination for Good Reason, such termination to be as of the eighth day following the date on which Mr. Thames signs this Agreement (“Termination Date”).
2.Cheniere’s Obligations. Cheniere shall:

(a)
on the Termination Date (or, if such date is not a business day, on the next succeeding business day), pay Mr. Thames his base salary through and including the Termination Date, subject to, and reduced by, the amount of all federal, state and local income, employment and other taxes required to be withheld by Cheniere in connection with such payments (at the minimum withholding tax rate required by the Internal Revenue Code of 1986 as amended (“Code”));

(b)
on the Termination Date (or, if such date is not a business day, on the next succeeding business day), waive any and all conditions to vesting for, and pay to Mr. Thames, the 2012 Unvested Cash subject to, and reduced by, the amount of all federal, state and local income, employment and other taxes required to be withheld by Cheniere in connection with such payments (at the minimum withholding tax rate required by the Code);

(c)
on the Termination Date (or, if such date is not a business day, on the next succeeding business day), waive any and all conditions to vesting for, cause the forfeiture restrictions to lapse as to, and cause the immediate vesting of and, as soon as reasonably practicable thereafter, to cause the transfer agent for Cheniere’s common stock to post in an electronic DWAC format unconditionally available without restriction to Mr. Thames’ designated broker, the 2012 Unvested Restricted Stock less the Restricted Stock Withholding (as defined below). Cheniere shall withhold that number of shares of Common Stock having a Fair Market Value (as such term is defined under the Incentive Plan) equal to the amount of federal, state and local income, employment and other taxes required to be withheld by Cheniere with respect to the vesting of the 2012 Unvested Restricted Stock at the minimum withholding tax rate required by the Code (such amount the “Restricted Stock Withholding”); and

(d)
upon payment of the applicable premium for continued participation and election by Mr. Thames, continue for Mr. Thames and his family coverage in Cheniere’s medical and dental plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, as amended

(“COBRA”) for so long as COBRA would otherwise be available to Mr. Thames pursuant to applicable law.
3.Mr. Thames’ Ownership Interest in the 2013 Restricted Stock Grant; Rule 144. Provided Cheniere fulfills its obligations as required by Sections 2(a), (b) and (c) above, Mr. Thames hereby irrevocably waives and forfeits any and all right, title and interest in and to the 2013 Unvested Restricted Stock, and the 2013 Unvested Restricted Stock is forfeited to Cheniere. Mr. Thames hereby represents and warrants to Cheniere that until such time as he has not been an affiliate (as such term is used in Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”)) of Cheniere for three months he will cause all sales of the 2012 Unvested Restricted Stock to be made in accordance with Rule 144.
4.Release and Covenant Not to Sue.

(a)
Mr. Thames hereby irrevocably agrees (for himself, his heirs, executors, administrators and assigns) to release, acquit and discharge and does hereby release, acquit and forever discharge Cheniere, its Affiliates and their respective directors, officers, managers, employees and representatives (such entities and individuals collectively, the “Cheniere Entities”) collectively and individually, from any and all claims whether known or unknown and from any and all causes of action whether known or unknown against any of the Cheniere Entities, of any kind or character, that Mr. Thames may have against any such Cheniere Entity, in any capacity, including, but not limited to, any claim for benefits, bonuses, compensation, costs, damages, expenses, remuneration, salary, or wages; and further including but not limited to all claims or causes of action arising from his employment, termination of employment, or any alleged unlawful employment practices, including claims under the Age Discrimination in Employment Act (“ADEA”) and any and all claims or causes of action arising under any other federal, state or local laws (collectively, the “Thames Released Claims”).

(b)
Mr. Thames hereby irrevocably covenants and agrees to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind, against any of the Cheniere Entities based upon any Thames Released Claim. If Mr. Thames brings any claim, demand or other proceeding against any of the Cheniere Entities with respect to any Thames Released Claim, then Mr. Thames shall indemnify such Cheniere Entity or Cheniere Entities in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including, without limitation, reasonable attorneys’ fees) entered against, paid or incurred by such Cheniere Entity or Cheniere Entities with respect to such claim, demand or other proceeding.

(c)
Cheniere and the Cheniere Entities agree to release, acquit and discharge and do hereby release, acquit and discharge Mr. Thames from any and all claims whether known or unknown and from any and all causes of action whether known or unknown against Mr. Thames, of any kind or character, that Cheniere or any such Cheniere Entity may have against Mr. Thames, in any capacity (including, but not limited to, any claim or cause of action arising from his employment and all claims or causes of action arising under any other federal, state or local laws), other than with respect to claims or causes of action arising out of any criminal matter where Mr. Thames acted with knowledge that his conduct was criminal (collectively, the “Cheniere Entities Released Claims”). Cheniere hereby represents that its Executive Officers (as such term is defined under Rule 3b-7 promulgated under the Securities Exchange Act of 1934) have no actual knowledge of any conduct by Mr. Thames which is criminal.

(d)
Each of the Cheniere Entities hereby irrevocably covenants and agrees to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind, against Mr. Thames based upon any Cheniere Entities Released Claim. If any of the Cheniere Entities brings any claim, demand or other proceeding against Mr. Thames with respect to any Cheniere Entities Released Claim, then Cheniere and such other Cheniere Entity or Cheniere Entities shall indemnify Mr. Thames in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including, without limitation, reasonable attorneys’ fees) entered against, paid or incurred by Mr. Thames with respect to such claim, demand or other proceeding.

Notwithstanding the foregoing provisions of this paragraph 4, the parties hereto agree that the foregoing releases, acquittals and discharges do not relieve the parties from their obligations under this Agreement including payments provided in paragraph 12.
Mr. Thames hereby acknowledges and agrees that this Agreement, including, without limitation, his release of any claims under the ADEA and covenant not to sue with respect to such claims, was negotiated at arm’s length; this Agreement is worded in a manner that Mr. Thames fully understands; Mr. Thames specifically waives any rights or claims under the ADEA; Mr. Thames knowingly and voluntarily agrees to all of the terms set forth in the Agreement; Mr. Thames acknowledges and understands that any claims under the ADEA that may arise after the date of this Agreement are not waived; the rights and claims waived in this Agreement are in exchange for consideration in addition to that which is undisputed between the parties; Mr. Thames has been and hereby is advised in writing to consult with an attorney prior to executing the Agreement; Mr. Thames further acknowledges that he has consulted with an attorney prior to executing the Agreement; Mr. Thames understands that he has been given a period of up to twenty-one (21) days to consider the release of any claim under the ADEA contemplated by the Agreement prior to executing the Agreement; and Mr. Thames understands that he has been given a period of seven (7) days from the date of his execution of the Agreement to revoke the Agreement, and understands and acknowledges that the Agreement will not become effective or enforceable until the revocation period has expired. If Mr. Thames elects to revoke the Agreement, such revocation must be in writing and presented to Cheniere’ s General Counsel within seven (7) days from the date of the execution of the Agreement. Further, Mr. Thames agrees and acknowledges that any changes or proposed changes to this Agreement and/or the releases contained herein, whether or not material to the Agreement and/or the releases, will not restart the running of the twenty-one (21) day period referenced herein.
5.No Derogatory Comments. Mr. Thames agrees to refrain from making public or private comments relating to any Cheniere Entity, corporate, individual or otherwise, which are derogatory or which may tend to injure any such party in its or their business, public or private affairs. Cheniere for itself and its Executive Officers (as such term is defined under Rule 3b-7 promulgated under the Securities Exchange Act of 1934) agrees, and agrees to use reasonable efforts to cause those other Cheniere Entities controlled by it, to refrain from making public or private comments relating to Mr. Thames, which are derogatory or which may tend to injure Mr. Thames in his business, public or private affairs. Notwithstanding the foregoing, nothing herein shall preclude Mr. Thames or any Cheniere Entity from complying with judicial process, law or governmental rule or regulation, or the rules and regulations of any stock exchange; or from responding to statements made by the other; provided that no statement by either (i) Cheniere or any of the Cheniere Entities, or any representative of Cheniere or of any of the Cheniere Entities, or (ii) Mr. Thames, that is made in the course of any legal proceeding in which Cheniere or any Cheniere Entity or Mr. Thames is a party, shall be deemed to violate any provision of this Agreement.
6.Return of Confidential Information. Mr. Thames hereby confirms that, on the Termination Date, he will return to Cheniere all Confidential Information as such term is defined in the Confidentiality Agreement, dated July 1, 2005, between Cheniere and Mr. Thames (the “Confidentiality Agreement”); provided that, for any Confidential Information contained on any electronic device Mr. Thames owns, Mr. Thames has permanently deleted such Confidential Information in lieu of returning such Confidential Information pursuant to the Confidentiality Agreement. Mr. Thames hereby agrees that this Section 6 shall constitute a written request to Mr. Thames by Cheniere to return all Confidential Information as required by paragraph 4 of the Confidentiality Agreement.
7.Termination of Change of Control Agreements. Cheniere and Mr. Thames hereby agree that, as of the Termination Date, any Change of Control Agreement, dated May 9, 2008, by and between Cheniere and Mr. Thames (all such agreements, collectively, the “Change of Control Agreement”) is hereby terminated effective ninety-five (95) days prior to the Termination Date.
8.Non-Solicitation. For a period of two years following the Termination Date, Mr. Thames shall not, either on his own behalf or on behalf of any person or entity, directly or indirectly: (i) induce or attempt to induce any employee of Cheniere or any of its Affiliates to terminate that employee’s employment with Cheniere or any of its Affiliates; (ii) induce or attempt to induce any consultant or independent contractor doing business with or retained by Cheniere or any of its Affiliates to terminate their consultancy or contractual relationship with Cheniere or any of its Affiliates; or (iii) induce or attempt to induce any client, customer, supplier, vendor or any other person to cease doing business with Cheniere or any of its Affiliates. Notwithstanding the foregoing, the parties agree that this Section 8 shall not prohibit Mr. Thames or any person carrying on or engaging in business similar to that of Cheniere or any of its Affiliates to publish a general solicitation of employment; provided that such solicitation does not specifically target employees of Cheniere or any of its Affiliates.

9.No Admissions. The parties hereto expressly understand and agree that the terms of this Agreement are contractual and not merely recitals, and that the promises herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration shall be construed as an admission of any claim by either party, such admissions being expressly denied.
10.Enforcement of Agreement. No waiver or non-action with respect to any breach by the other party of any provision of this Agreement, or the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.
11.Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Delaware. Mandatory venue for any dispute regarding or related to this Agreement shall be Harris County, Texas.
12.Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Mr. Thames and Cheniere and constitutes the entire agreement between Mr. Thames and Cheniere with respect to payments to be made by Cheniere or any Cheniere Entity except for payments to Mr. Thames as required by the defined contribution plan known as the Cheniere Energy, Inc. 401(k) Retirement Plan. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Cheniere, by an authorized officer.
Notwithstanding the foregoing provisions of this paragraph 12, the parties agree that (i) the confidentiality agreement entered into between Cheniere Energy, Inc. and Mr. Thames that is dated July 1, 2005 (the “Confidentiality Agreement”), (ii) the Indemnification Agreement dated April 17, 2009, and (iii) the Tolling Agreement, dated effective March 7, 2014, by and between Cheniere and Mr. Thames remain in full force and effect in accordance with their terms.
13.Headings and Presumptions. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections. The parties hereto have jointly drafted this Agreement and there shall be no presumption against either party as to the interpretation of the terms set forth herein.
14.Notices. Any notices required or permitted to be given under this Agreement shall be properly made if delivered in the case of Cheniere to:

Cheniere Energy, Inc.
700 Milam Street, Suite 800
Houston, TX 77002
Attention: General Counsel

and in the case of Mr. Thames to:

H. Davis Thames
4129 Villanova Street
Houston, TX 77005

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, at Houston, Texas, to be effective as of this 7th day of March, 2014.

March 7, 2014	/s/ H. Davis Thames
Date	H. DAVIS THAMES

CHENIERE ENERGY, INC.

March 7, 2014	By /s/ Michael J. Wortley
Date